                                                                    EXHIBIT 10.8

                                    AGREEMENT

         THIS AGREEMENT (the "Agreement") is entered into on December 31, 2002 by and between, on the one hand, Nextera Enterprises Inc., a Delaware corporation ("the Company") and Lexecon, Inc., an Illinois corporation ("Lexecon") (collectively, the "Group") and, on the other hand, Daniel R. Fischel ("Mr. Fischel").

         WHEREAS, Mr. Fischel and Lexecon are parties to a Confidentiality and Proprietary Rights Agreement (the "Confidentiality Agreement") and Mr. Fischel, the Company and Lexecon are parties to a Contribution Agreement (the "Contribution Agreement") both dated as of December 31, 1998, pursuant to which Mr. Fischel made certain covenants to the Company and Lexecon, regarding confidentiality, non-competition and other matters;

         WHEREAS, the non-competition covenant and certain related covenants in the Contribution Agreement will expire on December 31, 2002;

         WHEREAS, Mr. Fischel is a key service provider to the Group and the Group deems Mr. Fischel's service and covenants to be material and significant to the Group's success; and

         WHEREAS, Mr. Fischel and the Group have agreed to the terms of his services relationship with the Group, for the period of time and subject to the provisions as set forth in this Agreement;

         NOW, THEREFORE, the parties hereto agree as follows:

         1.       Confidential Information and Proprietary Rights.

         (a) Access to Confidential Information. Mr. Fischel's services previously rendered to Lexecon have placed him in a position of confidence and trust with the Group and have allowed and may continue to allow him access to Confidential Information. As used herein, "Confidential Information" shall mean information and compilations of information relating to the business of the Group including, but not limited to, information regarding any trade secrets, proprietary knowledge, operating procedures, finances, financial condition, organization, employees, customer lists, client lists, suppliers, distributors, agents, and other personnel, business activities, budgets, strategic or financial plans, objectives, marketing plans, documents, products, services, price and price lists, operating and training materials, data bases and analyses and all other documents relating thereto or strategies of the Group. However, Confidential Information will not include any information which is or becomes available in the public domain or which is or becomes known to the public or the industry by any means other than disclosure by Mr. Fischel or Dennis W. Carlton ("Mr. Carlton").

         (b) Covenant as to Nondisclosure or Use of Confidential Information. Mr. Fischel agrees that he will maintain the Confidential Information in strictest confidence and, unless required to do so by legal process (such as subpoena), not disclose to any individual or business enterprise of any nature, or use for his own personal use or financial gain, whether individually or on behalf of another person, firm, corporation or entity, any Confidential Information. Without limiting the generality of the foregoing, Mr. Fischel agrees that the Group's agreements with other persons may include agreements that impose obligations or restrictions regarding the confidential nature of work pursuant to such an agreement. Mr. Fischel agrees to be bound by all such obligations and restrictions made known to him, and to do whatever is reasonably necessary to satisfy such obligations of the Group. In the event Mr. Fischel is required by legal process to disclose any Confidential Information, he shall give prompt notice thereof to the Company to allow the Company to object to such process, obtain a protective order or take other reasonable action.

         (c) Assignment of Inventions. To the maximum extent permitted by law, Mr. Fischel shall assign and transfer to the Company his entire right, title and interest in and to all inventions including, but not limited to, designs, discoveries, inventions, improvements, formulas, ideas, devices, techniques, processes, writings, trade secrets, trademarks, trademark applications, patents, copyrights and all other intellectual property rights including but not limited to notes, records, reports, software, plans, memoranda and other tangible information relating to such intellectual property, whether or not subject to protection under applicable laws, which he solely or jointly with others conceived, made or acquired at any time during his employment with the Group and which relate in any manner to the actual or demonstrably anticipated business, products, processes, work, operations, research and development or other activities of the Group, or result from any work performed by Mr. Fischel for or on behalf of the Group ("Inventions"), but excluding those developed in connection with his activities at The University of Chicago (or another institution of higher learning). All Inventions shall be the sole property of the Company.

         The Group acknowledges that Mr. Fischel has (and in the future shall be entitled to) write books and articles for publication under his own name and is (and shall be) entitled to receive and retain any royalties therefrom, so long as such books or articles do not disclose or exploit any confidential or proprietary information of the Group or its clients.

         (d) Disclosure of Inventions, Patents, Copyrights and Other Rights. Mr. Fischel agrees:

                  (i) Upon request, to promptly execute a written assignment of title to the Company for any Invention required to be assigned by this Section 1 ("Assignable Invention") and he will preserve any such Assignable Invention as Confidential Information.

                  (ii) Upon request and at the Company's expense, to assist the Company or its nominee in every reasonable way to obtain for the Company's or its nominee's benefit, patents, copyrights, mask work rights and other statutory rights ("Statutory Rights") for such Assignable Inventions in any and all countries, which inventions shall be and remain the sole and exclusive property of the Company or its nominee whether or not patented, copyrighted or the subject of a mask work right. Mr. Fischel shall execute such papers and perform such lawful acts as the Company deems reasonably necessary to exercise all rights, title and interest in such Statutory Rights.

                  (iii) To execute and deliver to the Company or its nominee upon request all documents, including applications for and assignments of Statutory Rights to be issued therefor, as the Company reasonably determines are necessary or desirable to apply for and obtain Statutory Rights on such assignable inventions in any and all countries and/or to protect the interest of the Company or its nominee in Statutory Rights and to vest title thereto in the Company or its nominee.

         (e) Return of Records, Equipment and Confidential Information. Upon request by the Company, Mr. Fischel shall promptly return to the Company:
(i) all Confidential Information and all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever (including, but not limited to, written, audio, video or electronic) containing any information pertaining to the Group which includes Confidential Information, including any and all copies of such documentation then in his possession or control regardless of whether such documentation was prepared or compiled by Mr. Fischel, the Group, employees of the Group, representatives, agents, or independent contractors, and (ii) all equipment or tangible personal property entrusted to Mr. Fischel by the Group. Mr. Fischel will not retain any original, copy, description, document, data base or other form of media that contains or relates to any Confidential Information whether produced by him or otherwise. Without limiting the generality of the foregoing, upon request Mr. Fischel shall permanently delete all Confidential Information from all computers, disks, CD-ROMS, tapes, and other media owned or used by or accessible to him, other than from any of the foregoing owned, used or controlled by the Group. Mr. Fischel acknowledges that all Confidential Information and all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of the Company.

         (f) Post-Employment Cooperation. Mr. Fischel shall cooperate and assist the Company at the Company's reasonable request and expense in any dispute, controversy, or litigation to which the Company or Lexecon is a party (but not any litigation between the Company or Lexecon and Mr. Fischel or Mr. Carlton) and with respect to which he obtained knowledge while employed by the Company or any of its predecessors, affiliates, successors, or assigns, including, but not limited to, his participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for the Company shall request.

         2.       Non-Competition Covenants.

         (a)      The non-competition covenants set forth in Sections 2(f) and
(g) below (the "CNC") shall apply from the date of this Agreement through January 15, 2003. In addition, (1) the Company shall have the option to extend the CNC from January 16, 2003 through July 15, 2003 by complying with Section 2(b)(i) below (the "First CNC Option"), (2) if the Company so extends the CNC through July 15, 2003, then the Company shall have the further option to extend the CNC from July 16, 2003 through January 15, 2004 by complying with Section 2(b)(ii) below (the "Second CNC Option") and (3) if the Company so extends the CNC through January 15, 2004, then the Company shall have the further option to extend the CNC from January 16, 2004 through December 31, 2008 by complying with
Section 2(c) below (the "Third CNC Option" and, together with the First CNC Option and the Second CNC Option, the "CNC Options").

         (b) (i) To exercise the First CNC Option, the Company must pay to Mr. Fischel $2.5 million in immediately available funds on or before January 15, 2003. If the Company fails to make such payment to Mr. Fischel on or before January 15, 2003, then Mr. Fischel's employment, the CNC and the CNC Options shall automatically terminate on February 14, 2003 (or such later date as Mr. Fischel may specify in writing, determined in his sole and absolute discretion), and Mr. Fischel shall receive the Base Compensation and Bonus Payments set forth in Section 5(i) which would be due to him if he resigned for Good Reason on such termination date; provided that Mr. Fischel shall not have the right to receive the $2.5 million (plus interest) described in this Section 2(b)(i). If on or prior to February 14, 2003 (or such later date specified by Mr. Fischel), the Company pays such $2.5 million to Mr. Fischel (plus interest at 8% per annum, compounded quarterly, from January 15, 2003), then (x) the Company shall be deemed to have exercised the First CNC Option, (y) the CNC shall be in effect from January 16, 2003 through July 15, 2003, and (z) Mr. Fischel's employment shall continue on and subject to the terms of this Agreement. Notwithstanding the foregoing, the Company shall not be required to make such payment (and Mr. Fischel shall be bound by the CNC through July 15, 2003) if either (1) he has resigned from his employment with the Group without Good Reason prior to January 15, 2003 or (2) he has breached the CNC prior to January 15, 2003, the Company has given Mr. Fischel written notice of such breach and Mr. Fischel has failed to cure such breach promptly following receipt of the Company's notice.

         (ii) To exercise the Second CNC Option, the Company must have exercised the First CNC Option pursuant to Section 2(b)(i) and, in addition, the Company (A) must pay to Mr. Fischel $1.7 million (plus interest at the rate of 5% per annum from January 15, 2003 through the date of payment) in immediately available funds on or before July 15, 2003 and (B) must not have failed to pay $800,000 (plus interest as set forth below) in one or more installments (as required below) on or before the Deadline. The "Deadline" for payment of the $800,000 to Mr. Fischel shall be as follows: (x) an amount equal to 50% of the total collections by the Group on the Receivable (as defined below) through January 8, 2003 shall be paid to Mr. Fischel on January 15, 2003, (y) an amount equal to 50% of each collection on the Receivable from January 9, 2003 through December 23, 2003 shall be paid to Mr. Fischel within 5 business days after receipt of such collection by the Group (plus interest at the rate of 3.5% per annum from January 15, 2003 through the applicable Deadline) and (z) any portion of the $800,000 which has not been paid to Mr. Fischel by December 31, 2003 shall be paid to him on that date (plus interest at the rate of 3.5% per annum from January 15, 2003 through December 31, 2003). Any such amount which is not paid to Mr. Fischel by the applicable Deadline shall accrue interest at 8% per annum, compounded quarterly, from the Deadline to the date of payment to Mr. Fischel.

         The Company's obligation to pay the $800,000 (plus interest) to Mr. Fischel by December 31, 2003 is not conditioned on or subject to the collection or collectibility of the Receivable. The "Receivable" means the accounts receivables of Lexecon set forth in Schedule A, the aggregate amount of which shall be deemed not to exceed $1.6 million. All collections received by the Group with respect to the services giving rise to the Receivable shall be considered collections of the Receivable. The Group shall take no action to compromise or forgive the Receivable without Mr. Fischel's consent, which may not be unreasonably withheld.

         If the Company fails to pay to Mr. Fischel on or before July 15, 2003 the amounts described in clause (A) above, or fails to pay any portion of the $800,000 (plus interest) as and when due as described in clause (B) above, then Mr. Fischel's employment, the CNC and the CNC Options shall automatically terminate five days after the date on which such payment should have been made (or such later date as Mr. Fischel may specify in writing, determined in his sole and absolute discretion), and Mr. Fischel shall receive the Base Compensation and Bonus Payments set forth in Section 5(i) which would be due to him if he resigned for Good Reason on such termination date; provided that Mr. Fischel shall not have the right to receive either the $1.7 million (plus interest) described in this Section 2(b)(ii) or so much of the $800,000 (plus interest) not theretofore paid to him. If the Company has satisfied clause (B) above and, on or prior to July 20, 2003 (or such later date specified by Mr. Fischel), pays the amount specified in clause (A) to Mr. Fischel (plus interest at 8% per annum, compounded quarterly, from July 15, 2003), then (x) the Company shall be deemed to have exercised the Second CNC Option, (y) the CNC shall be in effect from July 16, 2003 through January 15, 2004, and (z) Mr. Fischel's employment shall continue on and subject to the terms of this Agreement. Notwithstanding the foregoing, if the First CNC Option is exercised, the Company shall not be required to pay either the $1.7 million (plus interest) described in this Section 2(b)(ii) or so much of the $800,000 (plus interest) not theretofore paid to him (and Mr. Fischel shall be bound by the CNC through January 15, 2004) if either (1) he has resigned from his employment with the Group without Good Reason prior to July 15, 2003 or (2) he has breached the CNC prior to July 15, 2003, the Company has given Mr. Fischel written notice of such breach and Mr. Fischel has failed to cure such breach promptly following receipt of the Company's notice.

         (c) To exercise the Third CNC Option, the Company must have exercised the First and Second CNC Options pursuant to Section 2(b)(i) and (ii) and, in addition, the Company must deposit $10 million in immediately available funds on or before January 15, 2004 into an account (the "Bank Account") at a bank or investment firm designated by Mr. Fischel and consented to by the Company (such consent not to be unreasonably withheld) (the "Bank"). Mr. Fischel shall arrange for the Company to have on-line access to and to receive upon request at any time from the Bank any and all information concerning the Bank Account (including information as to the balance) at all times. The Bank Account (and the funds on deposit therein) shall be the property of Mr. Fischel at all times, and Mr. Fischel can withdraw any and all funds from the Bank Account without the consent of the Company, Lexecon or any other person, provided that Mr. Fischel agrees that his withdrawal rights are subject to the provisions of
Section 2(i). Mr. Fischel agrees to obtain a waiver from his spouse of any beneficial interest in the Bank Account. Mr. Fischel shall have the exclusive right to direct the investment of all funds in the Bank Account, but shall limit such investments to high-grade debt securities. However, Mr. Fischel shall only have the right to withdraw funds from the Bank Account, and agrees (subject to the further withdrawal rights set forth in this Section 2 and Section 5) to only withdraw funds from the Bank Account, on the following terms:

                  (1) Mr. Fischel shall have the right to withdraw any and all interest or other return earned on the funds in the Bank Account at any time and from time to time, provided that the balance of the Bank Account is not thereby reduced below the required principal amounts set forth in this Subparagraph (c).

                  (2) On or after July 15, 2004, Mr. Fischel shall have the right to reduce the balance in the Bank Account to a minimum of $8.75 million;

                  (3) On or after January 15, 2005, Mr. Fischel shall have the right to reduce the balance in the Bank Account to a minimum of $7.5 million;

                  (4) On or after April 15, 2005, Mr. Fischel shall have the right to reduce the balance in the Bank Account to a minimum of $6.875 million;

                  (5) On or after July 15, 2005, Mr. Fischel shall have the right to reduce the balance in the Bank Account to a minimum of $6.25 million;

                  (6) On or after October 15, 2005, Mr. Fischel shall have the right to reduce the balance in the Bank Account to a minimum of $5.625 million;

                  (7) On or after January 15, 2006, Mr. Fischel shall have the right to reduce the balance in the Bank Account to a minimum of $5 million; and

                  (8) Beginning on February 15, 2006, and on or after the 15th day of each month thereafter, Mr. Fischel shall have the right to reduce the balance in the Bank Account to the then applicable Minimum Balance. For purposes of this Agreement, "Minimum Balance" shall be equal to $4,791,667 on February 15, 2006, and shall be reduced by $208,333 on or after the 15th day of each month thereafter, until the Minimum Balance is reduced to zero on and after January 15, 2008.

                  (9) Mr. Fischel (or his estate or guardian) shall have the right to withdraw and retain the entire balance in the Bank Account upon (A) the termination of Mr. Fischel's employment due to his death, (B) the Company's termination of Mr. Fischel's employment without Cause, or (C) Mr. Fischel's termination of his employment for Good Reason.

                  (10) In the event of the termination of Mr. Fischel's employment due to Disability, Mr. Fischel (or his estate or guardian) shall have the right to withdraw from the Bank Account any amounts that he is otherwise entitled to withdraw under the above provisions based on the period of his employment through the date of termination (calculated on a daily pro rata basis through the date of termination), plus the amount that he would otherwise have been able to withdraw from the Bank Account under the above provisions for one additional year (calculated on a daily pro rata basis through the first anniversary of the date of termination).

For purposes of computing the minimum balance required to be maintained in the Bank Account in clauses (1) - (8) above, any amounts withdrawn by Mr. Fischel pursuant to Section 5 below shall be deemed still deposited in the Bank Account, with the effect that Mr. Fischel shall be permitted to withdraw pursuant to clauses (1) - (8) the same amount that he would have been entitled to withdraw had he not withdrawn any amounts pursuant to Section 5.

         (d) If the Company fails to deposit the $10 million in the Bank Account on or before January 15, 2004, then Mr. Fischel's employment, the CNC and the Third CNC Option shall automatically terminate on February 14, 2004 (or such later date as Mr. Fischel may specify in writing, determined in his sole and absolute discretion), and Mr. Fischel shall receive the Base Compensation and Bonus Payments set forth in Section 5(i) which would be due to him if he resigned for Good Reason on such termination date; provided that Mr. Fischel shall not have the right to receive such $10 million payment.; provided that, if the Company, deposits such $10 million in the Bank Account (plus interest at 8% per annum, compounded quarterly, from January 15, 2004) on or prior to February 14, 2004 (or such later date specified by Mr. Fischel), then (x) the Company shall be deemed to have exercised the Third CNC Option, (y) the CNC shall be in effect from January 16, 2004 through December 31, 2008, and (z) Mr. Fischel's employment shall continue on and subject to the terms of this Agreement. Notwithstanding the foregoing, the Company shall not be required to make such payment (and Mr. Fischel shall be bound by the CNC through January 15, 2005) if either (1) he has resigned from his employment with the Group without Good Reason prior to January 15, 2004 or (2) he has breached the CNC prior to January 15, 2004, the Company has given Mr. Fischel written notice of such breach and Mr. Fischel has failed to cure such breach promptly following receipt of the Company's notice.

         (e) Notwithstanding the foregoing, any attempt by the Company, Lexecon or any of their affiliates to seize, attach, levy or place any legal restriction on the Bank Account (other than actions to enforce (1) the restrictions set forth in Section 2(c) and (2) the Company's right to recover the funds in the Bank Account as expressly provided for herein) shall be an automatic default under this Agreement, with the result that Mr. Fischel shall have the option to terminate his employment and the CNC upon delivery of written notice to the Company (such termination to be effective immediately upon delivery of such notice). Any such termination shall constitute Good Reason under this Agreement and shall entitle Mr. Fischel to the payments set forth in
Section 5(i), and Mr. Fischel shall also have the immediate right to withdraw and retain all funds from the Bank Account as provided for in Section 2(c)(9) above. However, Mr. Fischel shall not have the right to exercise his rights and remedies under this Section 2(e) if he is in breach of the CNC at the time. The Company shall cooperate and assist Mr. Fischel to defeat any attempt by a creditor of the Company (or Company affiliate) to seize, attach, levy or place any legal restriction on the Bank Account.

         (f) Mr. Fischel acknowledges and agrees that he has technical expertise associated with the business of Lexecon and is well known in the industry. In addition, Mr. Fischel has valuable business contacts with clients and potential clients of Lexecon and with professionals in the industry. Mr. Fischel further acknowledges and agrees that in the event of a breach of the covenants contained in this Subparagraph (f), the Company will be deprived of the benefits it has bargained for pursuant to this Agreement; and that the Company would not have entered into this Agreement but for the covenants contained in this Subparagraph (f). During any period in which the CNC is in effect, Mr. Fischel will not, without the Company's prior written consent, directly or indirectly on Mr. Fischel's own behalf or on behalf of any other person, firm or entity (i) engage in; (ii) own or control any interest in (except as a passive investor of less than 5% of the publicly traded stock of a publicly held company); (iii) act as a director, officer, manager, employee, trustee, agent, partner, joint venturer, participant, consultant of or be obligated to, or be connected in any advisory, business or ownership capacity (except as a passive investor of less than 5% of the publicly traded stock of a publicly held company) with; (iv) lend credit or money for the purpose of the establishing or operating; or (v) allow Mr. Fischel's name or reputation to be used by, any firm, corporation, partnership, trust or other business enterprise directly or indirectly engaged in, any business that is competitive with (A) the existing business of the Group in any geographic territory within which the business of the Group has been conducted, or (B) any business of Lexecon that is conducted during the period that Mr. Fischel is employed by Lexecon pursuant to this Agreement in any geographic territory within which such business of Lexecon is conducted during the period of this Agreement; provided that Mr. Fischel's collaborative work on behalf of Lexecon with other consulting firms in connection with a Lexecon matter, in accordance with past practice, shall not be considered a violation of the CNC. After fulfillment of his commitments as described in Section 3 below, Mr. Fischel shall devote all of his business time and attention to the Group consistent with past practices; provided that Mr. Fischel shall not be deemed in breach hereof solely as the result of a reasonable reduction in the number of billable hours he incurs.

         (g) During any period in which the CNC is in effect, Mr. Fischel shall not directly or indirectly, individually, or together with, or through any other person, firm, corporation, or entity: (i) in any manner disparage the Group or its employees or affiliates so as to discourage any person or entity which is or has been a customer or supplier of the Group from continuing its business relationship with the Group, (ii) approach, counsel, or attempt to induce any person who is then in the employ of or an independent contractor of the Group, to leave their employ or engagement, or employ, engage or attempt to employ or engage any such person, or (iii) aid or counsel any other person, firm, corporation, or entity to do any of the above.

         (h) Mr. Fischel may contact or solicit clients, customers, employees and other service providers of the Group or their affiliates following the termination or lapse of the CNC hereunder (and doing so shall not constitute a breach of Section 1 of this Agreement, so long as such individuals or organizations are known to him through personal or work experience).

         (i) Mr. Fischel shall give both the Bank and the Company at least 15 days' written notice in the form attached as Exhibit 1 (with such changes as may be reasonably requested by the Bank) prior to withdrawing any funds from the Bank Account. The Bank Account shall provide that no funds may be withdrawn from the Bank Account unless Mr. Fischel provides a letter to the Bank, in the form attached as

Exhibit 2 (with such changes as may be reasonably requested by the Bank) with the attachments provided for in such letter. However, if the Bank receives such notice and letter, it shall release to Mr. Fischel the amount of funds, at the time, specified in such notice, and the Bank shall exercise no discretion with respect to the release of such funds.

         3. Commercial Endeavors. Other than his present academic positions at The University of Chicago (or academic positions at another university or institution of higher education consistent with his present academic positions at the University of Chicago), Mr. Fischel will not, without the Company's prior written consent, devote more than incidental amounts of time to any commercial endeavor at any time when he is bound by the provisions of Sections 2 and 5 of this Agreement.

         4. Remedies. Mr. Fischel has carefully considered the nature and extent of the restrictions imposed by the covenants in this Agreement and agrees that they are fair and reasonable and such restrictions will not prevent him from earning a livelihood (assuming the Company makes all payments contemplated by this Agreement). In view of the position of confidence and trust which Mr. Fischel has enjoyed with Company and his relationship with the customers, suppliers and employees of the Company, and recognizing the access to Confidential Information which he has had and the fact that his covenants herein constitute material provisions of this Agreement, Mr. Fischel expressly acknowledges that the restrictive covenants set forth in this Agreement are necessary in order to protect and maintain the proprietary interests, goodwill and other legitimate business interests of the Company. Mr. Fischel further acknowledges that (i) it would be difficult to calculate damages to the Company from any breach of his obligations under this Agreement, (ii) injury to the Company from any such breach would be irreparable and impossible to measure, and
(iii) the remedy at law for any breach or threatened breach of this Agreement would therefore be an inadequate remedy and, accordingly, the Company shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it has sustained by reason of such breach and/or the exercise of all other rights it has under this Agreement), be entitled to injunctive and other similar equitable remedies without the necessity of showing actual damages or posting bond.

         5.       Services.

         (a)

                  (i) Services performed by Mr. Fischel for the Group after the date of this Agreement shall be as an employee. During the term of this Agreement, Mr. Fischel shall be paid by the Group annual base compensation equal to (A) (1) the number of hours worked by Mr. Fischel and billed to Company or Lexecon clients times (2) Lexecon's hourly billing rate for Mr. Fischel's work (which shall be set by Mr. Fischel, with notice to Lexecon, consistent with past practice), plus (B) amounts for client development efforts up to the maximum provided for in Section 5(b) (collectively, "Base Compensation"). Such Base Compensation shall be paid no later than the end of the month following the month in which such hours are worked (the Base Compensation's "Monthly Payment Date") consistent with past practice at the same times as salary payments made to other Lexecon professionals. Mr. Fischel authorizes the Group to deduct and withhold from all compensation to be paid to Mr. Fischel any and all sums required to be deducted or withheld by the Group pursuant to the provisions of any federal, state, or local law, regulation, ruling or ordinance, including, but not limited to, income tax withholding and payroll taxes.

                  (ii) So long as Mr. Fischel is employed with the Group, Mr. Fischel will be entitled to such benefits as are provided to the executive employees of Lexecon (vacation, medical, etc.), in accordance with and subject to the Lexecon's policies and guidelines as in effect from time to time. The parties acknowledge that although Mr. Fischel does not currently receive health benefits from the Group, he has the right to elect to receive those benefits at any time to the same extent that they are then available to other executive employees of the Lexecon.

         (b) During the term of this Agreement, Mr. Fischel, together with Mr. Carlton (to the extent Mr. Carlton is at such relevant time performing services for the Group under a substantially similar agreement), shall manage the Chicago Office in accordance with the shared goal of Mr. Fischel, Mr. Carlton and the Company to maximize the operating income of the Chicago Office. Mr. Fischel shall also assist in the operation of the Company and its affiliates as reasonably requested from time to time by the Board of Directors of the Company with the goal of increasing the operating income of the Company and its affiliates as a whole. Mr. Fischel's duties shall include non-billable client development efforts on behalf of the Group, for which he will be paid at Lexecon's then hourly billing rate for Mr. Fischel, up to a maximum of 25 hours per year. "Chicago Office" shall mean the existing Chicago office of Lexecon, but shall not include Lexecon's offices in the Cambridge, Massachusetts area or any future office opened by the Company, Lexecon or their affiliates (unless the primary purpose of such office is to provide additional professional service or support for business generated by Mr. Fischel and/or Mr. Carlton). Mr. Fischel and Mr. Carlton shall recommend the base compensation for the employees in the Chicago Office, subject to the approval of the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee").

         (c) The Group shall maintain a bonus pool for the Chicago Office (the "Bonus Pool"), calculated annually based on a calendar year. Mr. Fischel, together with Mr. Carlton (to the extent Mr. Carlton is at such relevant time performing services for the Group under a substantially similar agreement), shall have the authority to allocate the Bonus Pool among themselves and the other service providers in the Chicago Office, subject to the review and approval of the Compensation Committee; provided, however, that the Compensation Committee shall not prohibit an allocation of the Bonus Pool to Mr. Fischel and Mr. Carlton which is the same as their 2001 Percentages (as defined below) of the Bonus Pool without Mr. Fischel's consent. Notwithstanding the foregoing, Mr. Fischel acknowledges that it may be in the mutual financial benefit of the parties for the Company to hire one or more additional senior executives for the Chicago Office in an effort to increase the operating income of said office and, in said event, it may be necessary to provide to said senior executive(s) a percentage of the Bonus Pool and to decrease Mr. Fischel's percentage of the Bonus Pool to reflect such hiring and the additional operating income anticipated to be generated for the Chicago Office by such action. Mr. Fischel agrees in any such events to act in good faith and not to unreasonably withhold his consent to a request by the Company to reduce Mr. Fischel's Bonus Pool percentage below the 2001 Percentage. (Any reference in this Agreement to "Mr. Fischel's Percentage" shall mean his 2001 Percentage as modified as provided above.) The "2001 Percentages" shall mean 36% for Mr. Fischel and 36% for Mr. Carlton. The Bonus Pool shall equal:

                  (i)      for 2002, the sum of the following:

                           (1) 43% of the first $18.1 million in pre-bonus operating income for the Chicago Office;

                           (2)      100% of the next $870,000 (the "2002
                                    Additional Amount") in pre-bonus operating income for the Chicago Office above $18.1 million; and

                           (3) 43% of any additional pre-bonus operating income for the Chicago Office.

                  (ii)     for 2003, the sum of the following:

                           (1) 43% of the first $18.1 million in pre-bonus operating income for the Chicago Office;

                           (2) 100% of the next dollars of pre-bonus operating income for the Chicago Office above $18.1 million, up to the sum of the following amounts: (x) $400,000 (the "2003 Additional Amount") plus (y) one-half of any portion of the 2002 Additional Amount not included in the Bonus Pool in 2002; and

                           (3) 43% of any additional pre-bonus operating income for the Chicago Office:

                  (iii)    for 2004, the sum of the following:

                           (1) 43% of the first $18.1 million in pre-bonus operating income for the Chicago Office;

                           (2) 100% of the next dollars of pre-bonus operating income for the Chicago Office above $18.1 million, up to the sum of the following amounts: (x) $200,000 plus (y) any portion of one-half of the 2002 Additional Amount and the 2003 Additional Amount not included in the Bonus Pool in 2003; provided that the total amount of pre-bonus operating income included in this clause shall not exceed $870,000; and

                           (3) 43% of any additional pre-bonus operating income for the Chicago Office.

                  (iv) for 2005 through 2008, 43% of pre-bonus operating income for the Chicago Office.

The "operating income" of the Chicago Office shall equal the revenues generated by the Chicago Office minus expenses incurred by or reasonably allocable to the Chicago Office, calculated using the same methodology as that employed by the parties in 2001 and prior years. During the term of this Agreement, without the prior written consent of Mr. Fischel, the Group shall not (1) transfer or sub-contract any material portion of the revenue-generating activities of the Chicago Office to any other office of the Company, (2) reduce operating income for expenses of a different type than those which reduced operating income in 2001 or earlier, (3) reduce operating income for payments made to exercise the CNC Options, or (4) make any such other changes to the structure, organization or activities of the Chicago Office or computation of the Bonus Pool that would have a material adverse effect on the Bonus Pool through 2008.

         Mr. Fischel's bonus shall be calculated and paid on a quarterly basis. The bonus payable to Mr. Fischel with respect to a particular quarter (hereinafter "Bonus Payment") shall equal (1) the product obtained by multiplying Mr. Fischel's Percentage of the Bonus Pool by the total pre-bonus operating income of the Chicago Office for the year through and including the end of such quarter, minus (2) the total bonuses paid to him in respect of prior quarters in the year (if any), plus or minus (3) for the fourth quarter only, any amount necessary so that Mr. Fischel will reach his percentage of the Bonus Pool for such year taking into account any adjustments to the Bonus Pool percentages from prior quarters of such year; provided that, in the event that quarterly payments to Mr. Fischel hereunder at any time exceed the amount of the Bonus Pool to which he is entitled for the entire year to which the quarterly payments relate, Mr. Fischel shall immediately repay to the Company the amount of any said overpayment; or, at the Company's option, in the event that Mr. Fischel has not made said payment, the Company may deduct the amount of said payment from any other payments then due or to become due to Mr. Fischel. Notwithstanding the foregoing, the bonus payable to Mr. Fischel for the year 2002 shall be reduced by the amount of $2,100,341.

         Each quarterly Bonus Payment shall be paid within 90 days after the end of such quarter; provided that, in the case of the fourth quarter, the Bonus Payment shall be paid within 15 days after the completion of the Company's audited financial statements for the year in question or, if earlier, 120 days after the end of the year. Each date on which a Bonus Payment is due pursuant to the preceding sentence is referred to as the "Due Date" for such Bonus Payment. Mr. Fischel shall use commercially reasonable efforts to cause the Chicago Office to collect its accounts receivable in accordance with applicable payment terms.

         Notwithstanding the foregoing, if (i) the Company is unable to make a Bonus Payment to Mr. Fischel on the applicable Due Date as a result of a cash shortfall and (ii) the Company can demonstrate that such cash shortfall is the direct result of the days sale outstanding for the Chicago Office ("Days Sales") exceeding 112 days as calculated on such Due Date, then (x) the Company shall use its cash on hand to pay on the Due Date as much of such Bonus Payment as is commercially reasonable (taking into account short term cash needs for payroll, rent and similar items at the Chicago Office) and (y) the Company shall pay the remainder of such Bonus Payment to Mr. Fischel as soon as practicable, but in any event no later than 5 business days following the first day after such Due Date on which the Days Sales of the Chicago Office is equal to 112 days or less. However, the Company shall in all events pay to Mr. Fischel an amount equal to at least 80% of each Bonus Payment no later than the Extended Due Date for such Bonus Payment. The term "Extended Due Date" for a Bonus Payment means initially
(i) 40 days after the Due

Date if the Days Sales exceed 112 days as computed on the Due Date, and (ii) 70 days if the Days Sales exceeds 122 days as computed on the Due Date. If the Days Sales as computed at the end of the month prior to such Extended Due Date has increased by more than 5 days from the Days Sales as computed on the Due Date, the Extended Due Date shall be further extended for an additional 30 days. Such procedure shall be repeated at each successive Extended Due Date until the Days Sales as computed at the end of the month prior to the relevant Extended Due Date has not increased by more than 5 days from the Days Sales as computed one month earlier. For purposes of this Agreement, Days Sales shall be computed excluding the Receivable from the calculations, but otherwise using the same methodology as that employed by Lexecon in 2001 and prior years.

         (d) (i) Interest shall accrue on Bonus Payments from and after the Due Date, or Extended Due Date if applicable (the "Relevant Due Date"), and on the Base Compensation Payments from and after the relevant Monthly Payment Date, at the rate of 8% per annum, compounded quarterly.

                  (ii) If the Company fails to make any Bonus Payment (or pay interest thereon) by its Relevant Due Date, Mr. Fischel shall have the right to withdraw from the Bank Account the full amount of such Bonus Payment and interest thereon through the date of withdrawal (even if such withdrawal causes the balance in the Bank Account to be reduced below the minimum thresholds otherwise set forth in Section 2(c)). After any such withdrawal, the Company shall pay such Bonus Payment by depositing additional funds into the Bank Account equal to the amount withdrawn by Mr. Fischel, plus interest thereon from the Relevant Due Date through the date such additional funds are deposited in the Bank Account (the "Additional Bonus Deposit").

                  (iii) Similarly, if the Group fails to make any Base Compensation payment by its Monthly Payment Date, Mr. Fischel shall have the right to withdraw from the Bank Account the full amount of such monthly Base Compensation payment and interest thereon through the date of withdrawal (even if such withdrawal causes the balance of the Bank Account to be reduced below the minimum thresholds otherwise set forth in Section 2(c)). After such withdrawal, the Company shall pay such Base Compensation payment by depositing additional funds into the Bank Account equal to the amount withdrawn by Mr. Fischel, plus interest thereon from the Monthly Payment Date through the date such additional funds are deposited in the Bank Account ( the "Additional Base Compensation Deposit").

                  (iv) If the Company (1) fails to make any Bonus Payment (or, if applicable, an Additional Bonus Deposit) (or pay the interest due thereon) (A) within 120 days after the Relevant Due Date in the case of a Bonus Payment with a Due Date on or before December 31, 2004 or (B) within 60 days of the Relevant Due Date in the case of a Bonus Payment with a Due Date at any time thereafter, or (2) fails to make any Base Compensation payment (or, if applicable, an Additional Base Compensation Deposit) (or pay the interest due thereon) within 60 days after the Monthly Payment Date of such Base Compensation payment, and in the case of either (1) or (2) thereafter fails to do so within ten days of receipt of written notice from Mr. Fischel of his intention to terminate his employment and the CNC, Mr. Fischel shall be deemed to have resigned at the end of said 10-day period, and (x) Mr. Fischel shall be entitled to receive his Base Compensation and Bonus Payments for all periods through the entire quarter in which such termination took place (plus interest as provided for herein) to the extent not theretofore paid, (y) the CNC and the CNC Options shall automatically terminate and (z) Mr. Fischel shall be entitled to withdraw from the Bank Account and retain (a) the amount which he would then be entitled to withdraw from the Bank Account under Section 2(c) based on the period of his employment through the date of termination, calculated on a daily pro rata basis, (b) the amount which he would be entitled to withdraw from the Bank Account under Section 2(c) during the six months following the date of termination, calculated on a daily pro rata basis, and (c) all Base Compensation, Bonus Payments and interest (if any) to which he is entitled under clause (x) above. The Company shall pay Mr. Fischel his Base Compensation and Bonus Payments not theretofore paid in immediately available funds within five business days after the date on which his employment so terminates, and within two business days after the receipt of such funds (or agreement that no such funds are owing) Mr. Fischel shall wire any remaining funds in the Bank Account to which he is not entitled hereunder to an account designated by the Company. Mr. Fischel's right to terminate the Agreement and withdraw amounts pursuant to this Section 2(d) shall exist only until the Company pays the relevant Bonus

Payment and/or Base Compensation and interest either to Mr. Fischel or the Bank Account, as the case may be.

         (e) Concurrent with the signing of this Agreement by the parties, the Company shall pay Mr. Fischel a signing bonus of $2,000,341 in immediately available funds by wire transfer to an account designated by him (the "Signing Bonus").

         (f) In addition to the compensation set forth in this Section 5, Mr. Fischel shall be eligible to receive stock options and other non-cash compensation at the discretion of the Board of Directors of the Company.

         (g) The term of this Agreement shall begin on the date of this Agreement and end on December 31, 2008; provided that the term of this Agreement shall terminate prior to such date: (i) immediately upon Mr. Fischel's resignation (with or without Good Reason (as defined below)), death or Disability (as defined below), (ii) immediately upon the Company's termination of Mr. Fischel (with or without Cause (as defined below)), (iii) pursuant to
Section 5(d) hereof or (iv) at Mr. Fischel's option, in the event of the Company's failure to make the payments to Mr. Fischel at the times and on the terms set forth in Section 2(b) hereof or the deposits into the Bank Account on the terms set forth in Section 2(c) hereof.

         (h) If Mr. Fischel resigns without Good Reason or the Company terminates Mr. Fischel for Cause, then Mr. Fischel shall receive his Base Compensation through the date of termination, his Bonus Payments for any quarter ended prior to the date of termination (plus interest as provided for herein) to the extent not theretofore paid and the amount that he would otherwise be entitled to withdraw from the Bank Account under Section 2(c) as of the date of termination. On the fifth business day after said termination, (1) Mr. Fischel shall wire the remaining funds in the Bank Account to an account designated by the Company and (2) the Company shall simultaneously wire any amounts due to Mr. Fischel to an account designated by him.

         (i) If (A) Mr. Fischel resigns with Good Reason or Mr. Fischel's employment terminates due to his death or Disability or (B) the Company terminates Mr. Fischel without Cause, then (x) Mr. Fischel shall be entitled to receive his Base Compensation and Bonus Payment for all periods through the entire quarter in which such termination took place (plus interest as provided for herein) to the extent not theretofore paid, (y) the CNC shall immediately terminate and (z) Mr. Fischel shall be entitled to withdraw funds from the Bank Account in accordance with Section 2(c)(9) or 2(c)(10) above, as applicable. The Company shall pay Mr. Fischel his Base Compensation and Bonus Payments not theretofore paid in immediately available funds within five business days after the termination date, and within two business days after receipt of such funds (or agreement that no such funds are owing) Mr. Fischel shall wire any remaining funds in the Bank Account to which he is not entitled hereunder to an account designated by the Company.

         (j) For purposes of this Agreement, "Cause" shall mean a termination of Mr. Fischel's employment by the Company when (a) Mr. Fischel has
(1) committed an act of fraud, dishonesty, embezzlement or misappropriation involving the Group, (2) is convicted of, or enters a plea of guilty or no contest to, any crime involving moral turpitude or dishonesty, (3) commits an act, or fails to commit an act, involving the Group which amounts to, or with the passage of time would amount to, a material breach of this Agreement, which breach is not cured within 30 days after written demand for substantial performance is received by Mr. Fischel from the Company which specifically identifies the breach which the Company believes Mr. Fischel has committed, or
(4) willfully fails or habitually neglects to perform his responsibilities under this Agreement (other than such failure resulting from Disability or the circumstances described in the last sentence of this Section 5(j)), which failure or neglect is not cured within 30 days after written demand for substantial performance is received by Mr. Fischel from the Company which specifically identifies the manner in which the Company believes Mr. Fischel has not performed his responsibilities, and (b) the Company terminates Mr. Fischel and, in conjunction with such termination provides written notice to Mr. Fischel that he is being terminated for Cause. For clarification, "Cause" shall not include a reduction in Mr. Fischel's productivity or billable hours which is a result of (1) changes in business conditions (including, without limitation, any changes resulting from the Company's or Lexecon's entering bankruptcy or ceasing operations), (2) changes in the manner in which he handles cases (including the use of other experts) or (3) changes in his reputation or desirability as an expert witness (other than, in each such case, as a result of (i) circumstances constituting Cause or (ii) intentional conduct by Mr. Fischel in an attempt to cause the termination of this Agreement).

For purposes of this Agreement, "Good Reason" shall mean the occurrence of any one or more of the following (without Mr. Fischel's written consent): (i) any failure to maintain Mr. Fischel in the office or the position, or a substantially equivalent office or position, of or with the Group relating to the operation of the Chicago Office which Mr. Fischel holds as of the date hereof; (ii) the assignment to Mr. Fischel of duties materially inconsistent with Mr. Fischel's authorities, duties, responsibilities or status as of the date hereof or any other action which results in a substantial diminution in Mr. Fischel's authorities, duties, responsibilities or status from those in effect as of the date hereof; (iii) the Group's requiring Mr. Fischel to be based at an office location which is at least twenty-five (25) miles from his current office location, or the Group's requiring Mr. Fischel to travel on business to a substantially greater degree than is required as of the date hereof; (iv) a material reduction in Mr. Fischel's level of participation in any employee benefit or retirement plans, policies, practices or arrangements, (v) the liquidation, dissolution or winding up of the Company or Lexecon or the Company or Lexecon ceasing to do business (other than as a part of a reorganization in which the activities of the Chicago Office are continued in substantially the same manner as before entering the reorganization), or (vi) intentional conduct by the Company or Lexecon in an attempt to cause a termination of this Agreement. However, Mr. Fischel shall not be entitled to terminate his employment for Good Reason unless he has given the Company written notice of the facts giving rise to Good Reason and the Company has failed to cure the situation to Mr. Fischel's reasonable satisfaction within 30 days thereafter.

         The existence of the Good Reason shall not be affected by Mr. Fischel's temporary incapacity due to physical or mental illness not constituting a Disability. Mr. Fischel's continued employment shall not constitute a waiver of his rights with respect to any circumstances which may constitute Good Reason.

         (k) For purposes of this Agreement, "Disability" shall mean Mr. Fischel's inability to perform the essential duties, responsibilities and functions of his position with the Group as a result of any mental or physical disability or incapacity for a period of at least 90 or more days within a nine month period, as determined by a medical doctor selected by written agreement of the Company and Mr. Fischel. If the Company and Mr. Fischel cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Mr. Fischel has a disability. The determination of the medical doctor selected under this Section 5(k) will be binding on both parties. The medical examinations set forth herein may only cover job related functions and must be consistent with business necessity.

         (l) If, during the term of this Agreement, Mr. Carlton occupies a position or title with the Company or Lexecon, then the Board of the Company or Lexecon (as appropriate) will consider in good faith whether to offer Mr. Fischel the opportunity to occupy the same position or title, with the effect that Mr. Fischel and Mr. Carlton would be co-holders of such position or title.

         6. Transfer of Securities. In partial consideration of the Company's obligations hereunder, if the Company exercises the First CNC Option, Mr. Fischel shall at the time of such exercise transfer to the Company or its designee for no additional consideration 951,887 shares of common stock of the Company ("Stock") plus options to purchase 507,490 shares of Stock ("Forfeited Options") with an exercise price greater than $1.00 per share and shall retain options to purchase 1,700,000 shares of Stock ("Retained Options") with an exercise price less than $1.00 per share, which Retained Options consist of options on 1,500,000 shares issued prior to the date of this Agreement and options to purchase 200,000 shares of Stock with an exercise price of $0.625 per share which shall be granted to Mr. Fischel by the Company if the First CNC Option is exercised, no later than the date of such exercise. From such date Mr. Fischel shall only have the right to exercise the Retained Options in the event that (i) the price of the Stock, as adjusted for any stock splits, stock dividends, reverse stock splits, recapitalizations, reclassifications or similar transactions, equals or exceeds $2.00 per share for any period of 20 consecutive trading days from July 1, 2007 through December 31, 2008 or (ii) a Sale of the Company occurs on or before December 31, 2008, in which case the Retained Options shall immediately vest and Mr. Fischel shall be entitled to receive the same consideration as other shareholders in such transaction, net the exercise price for such Retained

Options, (or to exercise such Retained Options and retain or exchange his shares free of any restriction or risk of forfeiture, if and to the extent other shareholders are permitted to retain or exchange their shares in such transaction). In the event that the events set forth in the foregoing sentence have not occurred, on December 31, 2008, Mr. Fischel shall transfer his Retained Options to the Company for $1. At the time the First CNC Option is exercised, the parties shall amend the terms of the Retained Options to eliminate any vesting or eligibility requirements, forfeiture provisions, re-sale restrictions (other than those relating to compliance with federal and state securities laws), bonus offset provisions and similar provisions, which are inconsistent with or broader than those contained in this Section 6. This Section 6 shall not apply to any stock, options or other securities of the Company acquired by or issued to Mr. Fischel after the date of this Agreement. Mr. Fischel shall not dispose of any Stock or exercise or dispose of any Options prior to the date on which the First CNC Option is exercised or lapses, unless otherwise required by law. The term "Sale" means an acquisition after the date hereof by a person (or group of persons acting in concert) of a majority of the voting securities of the Company or Lexecon or of all or a majority of the assets or business of the Company or Lexecon.

         7. Legal Fees. On the date of this Agreement, the Company shall pay to Kirkland & Ellis the amount of $100,000, representing the legal fees and expenses incurred by Kirkland & Ellis to date in representing Mr. Fischel in the negotiation of this Agreement and the transactions contemplated hereby.

         8.       General Provisions.

         (a) All notices hereunder shall be deemed to have been duly given when delivered or sent by facsimile transmission, upon receipt, or if sent by certified or registered mail (return receipt requested), upon the date on which the return receipt is dated, addressed as follows (or at such other address as the addressed party may have substituted by notice pursuant to this Section):

    If to Mr. Fischel:         c/o Lexecon Inc.
                                       332 S. Michigan Avenue
                                       Suite 1300
                                       Chicago, IL 60604
                                       Fax: (312) 322-0218

    With a copy to:            Kirkland & Ellis
                                       200 East Randolph Street
                                       Chicago, IL  60601
                                       Attn:  Jeffrey T. Sheffield, P.C.
                                       Fax: (312) 861-2200

    If to Company:             Nextera Enterprises, Inc.
                                       4 Cambridge Center
                                       Third Floor
                                       Cambridge, MA 02142-1406
                                       Fax: (617) 715-0201

    With a copy to:            Lexecon Inc.
                                       332 S. Michigan Ave., Suite 1300
                                       Chicago, IL 60604
                                       Attn:  President
                                       Fax:  (312) 322-0218

    With a further copy to:    Maron & Sandler
                                       1250 Fourth Street
                                       Suite 550
                                       Santa Monica, CA 90401.
                                       Fax:  (310) 570-4906


         (b) This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supercedes all prior agreements understandings, negotiations and discussions, whether oral or written of the parties, including, without limitation, the Confidentiality Agreement and Contribution Agreement.

         (c) This Agreement may not be amended or modified except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance. Any waiver of any breach of any provision of this Agreement will not be deemed to be a waiver of any subsequent breach of that provision, or of any breach of any other provision of this Agreement. No failure or delay in exercising any right under any provision of this Agreement will be deemed a waiver of that or any other right. There may be no amendment to or waiver of any material provision of this Agreement by the Company without the approval of the Board of Directors of the Company.

         (d)      Time is of the essence in the performance of this Agreement.

         (e) Each of the parties has had the opportunity to be represented by counsel in the negotiation and preparation of this Agreement. The parties agree that this Agreement is to be construed as jointly drafted. Accordingly, this Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

         (f) Neither this Agreement nor any of the rights or obligations of the parties hereunder may be assigned by the Company or by Mr. Fischel without the other's prior written consent; provided, however, that the Company shall be permitted to assign this Agreement to a purchaser or successor upon a sale, merger or similar transaction involving the Company or Lexecon. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon all of the parties hereto and upon all of their respective successors and assigns. Each of the Company and Lexecon shall be jointly and severally liable for the obligations of both parties as contained in this Agreement, and Mr. Fischel shall be able to enforce his rights pursuant to this Agreement directly against either the Company or Lexecon without demand against the other company. Each of the Company and Lexecon shall be entitled to enforce the rights of the other company pursuant to his Agreement against Mr. Fischel in its own name and for its own benefit.

         (g) All expenses (including reasonable attorneys' fees) incurred by the parties hereto related to the enforcement of any provision of this Agreement shall be reimbursed by the party in violation of the provision of this Agreement.

         (h) For convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Transmission by facsimile of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.

         (i) Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be unreasonable or excessive in scope or duration, that provision will be deemed to be reformed to the minimum extent necessary so that such provision as reformed may and shall be enforced to the maximum extent permitted by law. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, the remaining provisions will remain in full force and effect, unless the remaining provisions are so eviscerated by such holding that they do not reflect the intent of the parties in entering into this Agreement.

         (j) This Agreement shall be subject to and enforceable under the laws of the State of Illinois. Regardless of any present or future residence, domicile or place of business of the parties, each party hereby irrevocably consents and agrees that any claims and disputes between or among the parties pertaining to this Agreement or to any matter arising out of or relating to this Agreement shall be brought in any state or federal court located in the State of Illinois, Cook County. By execution and delivery of this Agreement, each party submits and consents in advance to such jurisdiction in any action or suit commenced in any such court. Each party hereby waives any objection which it may have based on forum non conveniens and hereby consents to the granting of such legal or equitable relied as deemed appropriate by such court.

         (k) Mr. Fischel shall cooperate with the Company's efforts to obtain key man life insurance and disability insurance (with benefits payable to the Company). Mr. Fischel represents that he is 52 years of age, a non-smoker, and does not have actual knowledge of any pre-existing physical conditions that would reasonably be expected to adversely affect the Company's ability to obtain key man life insurance. However, none of the Company's obligations under this Agreement are conditioned on its ability to obtain any life or disability insurance.

         (l) Mr. Fischel authorizes the Group to deduct and withhold from any payments to be paid to Mr. Fischel pursuant to this Agreement any and all sums required to be deducted from or withheld by the Group pursuant to the provisions of any federal, state or local law, regulation, ruling or ordinance, including, but not limited to income tax withholding and payroll taxes. The parties agree that (i) amounts deposited in the Bank Account shall be taxable to Mr. Fischel only as, when and to the extent he has the right to withdraw funds from the Bank Account, and (ii) all other amounts due Mr. Fischel under this Agreement shall be taxable to Mr. Fischel only as, when and to the extent actually received by him, each to the effect that any withholding obligations shall be imposed only as, when and to the extent Mr. Fischel is treated as being taxable on such amounts. The parties shall construe all applicable withholding provisions, and file all relevant tax and other informational reports, consistent with this Section 8(l).

         (m) The Company and Lexecon represent that (i) the Company has received, or has a binding commitment to receive (not subject to closing conditions), the financing necessary to permit it to pay the amounts owed to Mr. Fischel upon exercise of the First CNC Option, (ii) each has received all necessary approvals from its banks and other lenders (and any necessary approvals from stockholders and others) to execute, deliver and perform its obligations under this Agreement, including all approvals necessary to pay the Signing Bonus under Section 5(e) and the legal fees under Section 7 and (iii) each has immediate access to the funds necessary to pay the Signing Bonus and such legal fees.

         (n) The parties hereby agree that (i) Article 6 and Section 7.9 of the Contribution Agreement are hereby terminated and of no further force and effect and (ii) this Agreement replaces and supercedes the Confidentiality and Proprietary Rights Agreement between the Company and Mr. Fischel for periods from and after the date of this Agreement. The Group hereby waives any provision of any stockholders, voting or other agreement which is in conflict with, or would prevent Mr. Fischel from exercising his rights and realizing the benefits provided in, Section 6 above.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

                                        NEXTERA ENTERPRISES, INC.,
                                        a Delaware corporation

                                        By: /s/ David Schneider
                                            ------------------------------------
                                            Name: David Schneider
                                            Title: Chairman & CEO

                                        LEXECON INC.,
                                        an Illinois corporation

                                        By: /s/ Michael P. Muldowney
                                            ------------------------------------
                                            Name: Michael P. Muldowney
                                            Title: Assistant Secretary


                                        /s/ Daniel R. Fischel
                                        ----------------------------------------
                                        MR. DANIEL R. FISCHEL

Mr. Fischel's signature page will not be effective (and Mr. Fischel will not be bound by this Agreement) until he has received payment of the Signing Bonus under Section 5(e). Until such payment is received, Mr. Fischel reserves the right to revoke his signature page.